SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                          Elocity Networks Corporation
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                     Delaware                               58-2027283
                  -------------                         -----------------
         (State or other jurisdiction of    I.R.S. Employer Identification No.)
         incorporation or organization)

                  26 Blue Cay Road, Coronado, California 92118
                  ---------------------------------------------
                    (Address of principal executive offices)

              The 2002 Benefit Plan of eLocity Networks Corporation
             ------------------------------------------------------
                            (Full title of the plan)


                                Sandra Jorgensen,
                  26 Blue Cay Road, Coronado, California 92118
            (Name, address, including zip code, of agent for service)

   Telephone number, including area code, of agent for service: (619) 575-7904
                                                                --------------

                                          CALCULATION OF REGISTRATION FEE

Title of Securities to be           Amounts to       Proposed Maximum           Proposed Maximum            Amount of
Registered                          be               Offering Price Per         Aggregate Offering          Registration
                                    Registered       Share(1)                   Price                       Fee(2)
Common stock                        23,000,000       $0.03                      $690,000                    $143.82
=================================== ================ =========================  =========================== ==================

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of August 12, 2002, a date within five business days prior to the date of filing of this registration statement.

(2) A fee of $28.68 was paid upon the registration of 2,000,000 shares at a value of $0.06 per share, pursuant to The 2002 Benefit Plan of Elocity Networks Corporation filed with the Commission on February 12, 2002, which shares are appended to this registration statement by amendment, therefore the sum paid of $28.68 should be subtracted from the registration fee calculated above, a total fee of $172.50 for the registration of 25,000,000 shares less the fee paid of $28.68, leaving a total due of $143.82.

THIS FORM S-8 REGISTRATION STATEMENT IS BEING FILED UNDER THE SECURITIES ACT OF 1933 BY ELOCITY NETWORKS CORPORATION AS AN AMENDMENT TO THE 2002 BENEFIT PLAN OF ELOCITY NETWORKS CORPORATION TO REFLECT THAT THE BOARD OF DIRECTORS OF ELOCITY NETWORKS CORPORATION HAS AMENDED THE 2002 BENEFIT PLAN OF ELOCITY NETWORKS CORPORATION FILED ON FORM S-8 ON FEBRUARY 12, 2002, FILE NO.000-22373, WHICH IS INCORPORATED HEREIN BY REFERENCE.

PART I.

   Amendment to the 2002 Employee Benefit Plan of Elocity Networks Corporation
                  Cross-Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Employee Benefit Plan.

Registration Statement Item Numbers and Headings Prospectus Heading

1.       Plan Information                        Section 10(a) Prospectus

2.       Registrant Information and              Section 10(a) Prospectus
         Employee Plan Annual Information

PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Elocity Networks Corporation ("Company") filed an erroneous post-effective amendment on June 17, 2002 to The 2002 Benefit Plan of Elocity Networks Corporation ("Plan") that sought to amend the Plan to increase the number of shares available thereunder. The purpose of this registration statement is to effectively amend the registration statement filed with the Commission on February 12, 2002 to permit an increase in the number of shares available under the Plan from 2,000,000 to 25,000,000. The amendment to the Plan is attached as Exhibit "1" hereto

The following document filed by the Company with the Commission is hereby incorporated by reference:

         1. The Company's registration statement on Form S-8 filed with the Commission on February 12, 2002.

Prior to the filing, if any, of a post-effective amendment, that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 8. Exhibits

The exhibits attached to this registration statement are listed in the Exhibit Index, which is found on page 4.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment to the Plan on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coronado, California, on August 14th 2002.

          Elocity Networks Corporation

          By  /s/ Sandra Jorgensen
            ------------------------------------------
             Sandra Jorgensen as President

INDEX TO EXHIBITS


                                                                                                         Page
Exhibits              SEC Ref. No.                     Description of Exhibit
--------              ------------                     ----------------------
1                          4            Amendment to The 2002 Stock Benefit Plan of                       4
                                        the Company
2                       5,23(b)         Opinion and consent of counsel with respect to                    5
                                        the legality of the issuance of securities being
                                        issued

3                        23(a)          Consent of accountant                                             9

Exhibit 1.
                                AMENDMENT TO THE
              THE 2002 BENEFIT PLAN OF ELOCITY NETWORKS CORPORATION

Effective this 3rd day of June, 2002, Paragraph 3 of the 2002 BENEFIT PLAN OF ELOCITY NETWORKS CORPORATION shall be and is hereby amended to read as follows:


3. Shares of Stock Subject to this Plan. A total of twenty five million (25,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.


ATTEST:

/S/ Sandra Jorgensen
Sandra Jorgensen, President

                           Exhibit 2 EDWARD T. WELLS
                                ATTORNEY- AT- LAW
                               3250 Coronet Drive
                           Salt Lake City, Utah 84124
                            Telephone (801) 278-8759


                                 August 12, 2002

Board of Directors
Elocity Networks Corporation
26 Blue Cay Road
Coronado, California 92118

Re:      Legality and Authorization of Shares Issued Under
         Form S-8 Registration Statement

To the Board of Directors of Elocity Networks Corporation

I have acted as special counsel for Elocity Networks Corporation, a Delaware corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering an amendment to a Benefit Plan entitled "The 2002 Benefit Plan of Elocity Networks Corporation" (the "Benefit Plan"), which Benefit Plan was registered with the Commission on February 12, 2002. Pursuant to which the Company has authorized the issuance of an additional Twenty Three Million (23,000,000) shares of the Company's common stock, par value $0.001 (the "Shares") which are proposed to be registered under the Registration Statement.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

 1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;

 2.  The Registration Statement herein referenced;

 3. The Board of Directors Resolution,  dated February 7, 2002,  authorizing and
approving  the  Company's   2002  Benefit  Plan  and  the   preparation  of  the
Registration Statement;

 4. The Board of Directors Resolution, dated June 3, 2002, authorizing and approving the amendment to the Company's 2002 Benefit Plan and the preparation of the Registration Statement;

 5. The Company's Section 10(a) Prospectus for the Registration Statement; 6. The Company's Form 10-KSB for the fiscal year ended December 31, 2000 and the Company's Form 10-QSB for the quarterly period ended March 31, 2002; 7. Such other documents as I have deemed necessary for the purposes of this Opinion.

You have represented to me that the Company is current in its filings with the Commission, that the Company's board of directors has authorized the filing of a Form S-8 and that the quantity of shares to be included in the Form S-8 is available for issuance based on the quantity authorized for issuance in the Company's Articles of Incorporation and on the amount of shares actually issued and outstanding.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Delaware; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the amendment to the Benefit Plan; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the Twenty Three Million (23,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

 A. I am admitted to practice law in the State of Utah. I am not admitted to practice law in the State of Delaware or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Delaware court or any other court would apply Delaware law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

 B. In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents.

 C. In rendering the opinion that the Shares to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors has exercised or will exercise good faith in establishing the value paid for the Shares; (2) all issuances and cancellation of the Capital Stock of the Company will be fully and accurately reflected in the Company's stock records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of common stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.

D. I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either state or federal level.

 E. I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

 F. The opinion contained in this letter is rendered as of the date hereof, and I undertake no and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

G. I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

 H. Certain of the remedial provisions of the 2002 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the S-8 Registration Statement. I hereby consent to its use as an exhibit to the Registration Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Edward Wells
                                                     Edward T. Wells
                                                     Member of the Utah Bar.

Exhibit 3.
                       BOBBITT, PITTENGER & COMPANY, P.A.
                          Certified Public Accountants
                          1605 Main Street, Suite 1010
                             Sarasota, Florida 34236
                             Telephone (941)366-4450
                              Fax # (941) 954-7508

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Elocity Networks Corporation ("Elocity") to be filed with the Securities and Exchange Commission, for the amendment of the 2002 Benefit Plan of Elocity. This amendment will increase the number of shares of common stock to be included in the plan from 2,000,000 shares to 25,000,000 .


   /s/ Bobbitt, Pittenger & Company. P.A.
-----------------------------------------
Bobbitt, Pittenger & Company. P.A.